Exhibit 99.1

Contact:	Stephen H. Gordon Christopher G. Hagerty	Chairman & CEO EVP & CFO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES THE COMPLETION
OF FIRST STOCK REPURCHASE PLAN

REPURCHASES CONTINUE UNDER SECOND REPURCHASE PLAN

IRVINE, CA - February 2, 2005 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that it completed its first share repurchase plan, which was announced in May of 2004. This plan authorized the repurchase of 2.5% of the outstanding shares taking effect for the acquisition of Hawthorne Financial Corporation, not to exceed $20 million in total value. Under the plan, the Company acquired 1,034,116 shares at an average cost of $19.34 per share. As previously announced on January 25, 2005, the Company’s Board of Directors has authorized, and the Company will utilize when management deems market conditions to be appropriate, a second stock repurchase program for an additional 2.5% of its outstanding shares, which would amount to 1,366,447 shares, subject to adjustment in the event of transactions such as stock dividends or stock splits.

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. The Commercial Capital Bank, the Company’s bank subsidiary, operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended September 30, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.